SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K/A
(Amendment No. 1)
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
March 21, 2008 (Date of Report)
(Date of Earliest Event Reported)
Trubion Pharmaceuticals, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-33054 (Commission File No.)	52-2385898 (IRS Employer Identification No.)
2401 Fourth Avenue, Suite 1050, Seattle, WA 98121
(Address of Principal Executive Offices, including Zip Code)
(206) 838-0500
(Registrant’s Telephone Number, Including Area Code)
None
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e).	Compensatory Arrangements of Certain Officers.
     This Form 8-K/A amends the Current Report on Form 8-K dated March 21, 2008 filed by Trubion Pharmaceuticals, Inc, or Trubion, on March 25, 2008. The Form 8-K reported the terms of employment agreements, or the Employment Agreements, entered into between Trubion and its executive officers, Peter A. Thompson, M.D., Michelle G. Burris, Daniel J. Burge, M.D., Kathleen McKereghan Deeley and Kendall M. Mohler, Ph.D. Among other things, the Employment Agreements provided for immediate vesting of the executives’ unvested options and other then-outstanding equity awards upon a change in control, as defined in the Employment Agreements. On April 8, 2008, Trubion and each of the executive officers amended each executive’s respective employment agreement. These amendments, or Amendments, change the provision of the Employment Agreements relating to acceleration of vesting of equity awards upon a change in control to provide that the vesting of each executive’s unvested options and other then-outstanding equity awards will accelerate only if the executive’s employment is terminated without cause or the executive resigns for good reason, in each case as defined in the Employment Agreements, either within the period beginning three months before and ending twelve months after a change in control or if the executive’s termination is required in the merger or other agreement relating to the change in control or is pursuant to the request of the other party or parties to the transaction. The other terms of the Employment Agreements remain unchanged.
     The foregoing summary of the Amendments is qualified in its entirety by reference to the full text of the Amendments, a form of which is filed as Exhibit 10.1 to this Form 8-K/A and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits.

10.1	Form of Amendment No. 1 to Employment Agreement between Trubion Pharmaceuticals, Inc. and Executive

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRUBION PHARMACEUTICALS, INC.
Date: April 8, 2008	By:	/s/ Kathleen M. Deeley
Kathleen M. Deeley
Senior Vice President and General Counsel

INDEX TO EXHIBITS

Exhibit No.	Description

10.1	Form of Amendment No. 1 to Employment Agreement between Trubion Pharmaceuticals, Inc. and Executive